                                 FORM N-18F-1

                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549

--------------------------------------------------------------------------------
          NOTIFICATION OF ELECTION PURSUANT TO RULE 18f-1 UNDER THE
                        INVESTMENT COMPANY ACT OF 1940.
--------------------------------------------------------------------------------


            Heartland Group, Inc. - Heartland Large Cap Value Fund

--------------------------------------------------------------------------------
                           Exact Name of Registrant


                           NOTIFICATION OF ELECTION



     The undersigned registered open-end investment company hereby notifies the Securities and Exchange Commission that it elects to commit itself to pay in cash all redemptions by a shareholder of record as provided in Rule 18f-1 under the Investment Company Act of 1940. It is understood that this election is irrevocable while such Rule is in effect unless the Commission by order upon application permits the withdrawal of this Notification of Election.


                                   SIGNATURE


     Pursuant to the requirements of Rule 18f-1 under the Investment Company Act of 1940, the registrant has caused this notification of election to be duly executed on its behalf in the city of Milwaukee and the state of Wisconsin on the 26th day of April, 1999.



                                    /s/ Patrick J. Retzer
                                    -------------------------------------------
                                    Heartland Group, Inc. - Heartland Large Cap
                                    Value Fund


                                    By:  Patrick J. Retzer

                                         Vice President and Treasurer
                                         (Title)


Attest:  /s/ Lois J. Schmatzhagen
         ------------------------
         Lois J. Schmatzhagen
         (Name)



         Secretary
         (Title)

                                 FORM N-18F-1

                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549

--------------------------------------------------------------------------------
          NOTIFICATION OF ELECTION PURSUANT TO RULE 18f-1 UNDER THE
                        INVESTMENT COMPANY ACT OF 1940.
--------------------------------------------------------------------------------


             Heartland Group, Inc. - Heartland Mid Cap Value Fund

--------------------------------------------------------------------------------
                           Exact Name of Registrant


                           NOTIFICATION OF ELECTION



     The undersigned registered open-end investment company hereby notifies the Securities and Exchange Commission that it elects to commit itself to pay in cash all redemptions by a shareholder of record as provided in Rule 18f-1 under the Investment Company Act of 1940. It is understood that this election is irrevocable while such Rule is in effect unless the Commission by order upon application permits the withdrawal of this Notification of Election.

                                   SIGNATURE


     Pursuant to the requirements of Rule 18f-1 under the Investment Company Act of 1940, the registrant has caused this notification of election to be duly executed on its behalf in the city of Milwaukee and the state of Wisconsin on the 26th day of April, 1999.


                                    /s/ Patrick J. Retzer
                                    -------------------------------------------
                                    Heartland Group, Inc. - Heartland Large Cap
                                    Value Fund


                                    By:  Patrick J. Retzer


                                         Vice President and Treasurer
                                         (Title)


Attest:  /s/ Lois J. Schmatzhagen
         ------------------------
         Lois J. Schmatzhagen
         (Name)


         Secretary
         (Title)

                                 FORM N-18F-1

                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549

--------------------------------------------------------------------------------
          NOTIFICATION OF ELECTION PURSUANT TO RULE 18f-1 UNDER THE
                        INVESTMENT COMPANY ACT OF 1940.
--------------------------------------------------------------------------------


               Heartland Group, Inc. - Heartland Value Plus Fund

--------------------------------------------------------------------------------
                           Exact Name of Registrant


                           NOTIFICATION OF ELECTION



     The undersigned registered open-end investment company hereby notifies the Securities and Exchange Commission that it elects to commit itself to pay in cash all redemptions by a shareholder of record as provided in Rule 18f-1 under the Investment Company Act of 1940. It is understood that this election is irrevocable while such Rule is in effect unless the Commission by order upon application permits the withdrawal of this Notification of Election.


                                   SIGNATURE


     Pursuant to the requirements of Rule 18f-1 under the Investment Company Act of 1940, the registrant has caused this notification of election to be duly executed on its behalf in the city of Milwaukee and the state of Wisconsin on the 26th day of April, 1999.



                                    /s/ Patrick J. Retzer
                                    -------------------------------------------
                                    Heartland Group, Inc. - Heartland Large Cap
                                    Value Fund


                                    By:  Patrick J. Retzer

                                         Vice President and Treasurer
                                         (Title)


Attest:  /s/ Lois J. Schmatzhagen
         ------------------------
         Lois J. Schmatzhagen
         (Name)

         Secretary
         (Title)

                                 FORM N-18F-1

                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549

--------------------------------------------------------------------------------
          NOTIFICATION OF ELECTION PURSUANT TO RULE 18f-1 UNDER THE
                        INVESTMENT COMPANY ACT OF 1940.
--------------------------------------------------------------------------------


                 Heartland Group, Inc. - Heartland Value Fund

--------------------------------------------------------------------------------
                           Exact Name of Registrant


                           NOTIFICATION OF ELECTION



     The undersigned registered open-end investment company hereby notifies the Securities and Exchange Commission that it elects to commit itself to pay in cash all redemptions by a shareholder of record as provided in Rule 18f-1 under the Investment Company Act of 1940. It is understood that this election is irrevocable while such Rule is in effect unless the Commission by order upon application permits the withdrawal of this Notification of Election.


                                   SIGNATURE


     Pursuant to the requirements of Rule 18f-1 under the Investment Company Act of 1940, the registrant has caused this notification of election to be duly executed on its behalf in the city of Milwaukee and the state of Wisconsin on the 26th day of April, 1999.



                                    /s/ Patrick J. Retzer
                                    -------------------------------------------
                                    Heartland Group, Inc. - Heartland Large Cap
                                    Value Fund


                                    By:  Patrick J. Retzer

                                         Vice President and Treasurer
                                         (Title)


Attest:  /s/ Lois J. Schmatzhagen
         ------------------------
         Lois J. Schmatzhagen
         (Name)

         Secretary
         (Title)

                                 FORM N-18F-1

                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549

--------------------------------------------------------------------------------
          NOTIFICATION OF ELECTION PURSUANT TO RULE 18f-1 UNDER THE
                        INVESTMENT COMPANY ACT OF 1940.
--------------------------------------------------------------------------------


       Heartland Group, Inc. - Heartland U.S. Government Securities Fund

--------------------------------------------------------------------------------
                           Exact Name of Registrant


                           NOTIFICATION OF ELECTION



     The undersigned registered open-end investment company hereby notifies the Securities and Exchange Commission that it elects to commit itself to pay in cash all redemptions by a shareholder of record as provided in Rule 18f-1 under the Investment Company Act of 1940. It is understood that this election is irrevocable while such Rule is in effect unless the Commission by order upon application permits the withdrawal of this Notification of Election.


                                   SIGNATURE


     Pursuant to the requirements of Rule 18f-1 under the Investment Company Act of 1940, the registrant has caused this notification of election to be duly executed on its behalf in the city of Milwaukee and the state of Wisconsin on the 26th day of April, 1999.



                                    /s/ Patrick J. Retzer
                                    -------------------------------------------
                                    Heartland Group, Inc. - Heartland Large Cap
                                    Value Fund


                                    By:  Patrick J. Retzer

                                         Vice President and Treasurer
                                         (Title)


Attest:  /s/ Lois J. Schmatzhagen
         ------------------------
         Lois J. Schmatzhagen
         (Name)

         Secretary
         (Title)

                                 FORM N-18F-1

                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549

--------------------------------------------------------------------------------
          NOTIFICATION OF ELECTION PURSUANT TO RULE 18f-1 UNDER THE
                        INVESTMENT COMPANY ACT OF 1940.
--------------------------------------------------------------------------------


  Heartland Group, Inc. - Heartland Short Duration High-Yield Municipal Fund

--------------------------------------------------------------------------------
                           Exact Name of Registrant


                           NOTIFICATION OF ELECTION



     The undersigned registered open-end investment company hereby notifies the Securities and Exchange Commission that it elects to commit itself to pay in cash all redemptions by a shareholder of record as provided in Rule 18f-1 under the Investment Company Act of 1940. It is understood that this election is irrevocable while such Rule is in effect unless the Commission by order upon application permits the withdrawal of this Notification of Election.


                                   SIGNATURE


     Pursuant to the requirements of Rule 18f-1 under the Investment Company Act of 1940, the registrant has caused this notification of election to be duly executed on its behalf in the city of Milwaukee and the state of Wisconsin on the 26th day of April, 1999.



                                    /s/ Patrick J. Retzer
                                    ------------------------------------------
                                    Heartland Group, Inc. - Heartland Large Cap
                                    Value Fund


                                    By:  Patrick J. Retzer

                                         Vice President and Treasurer
                                         (Title)


Attest:  /s/ Lois J. Schmatzhagen
         ------------------------
         Lois J. Schmatzhagen
         (Name)

         Secretary
         (Title)

                                 FORM N-18F-1

                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549

--------------------------------------------------------------------------------
          NOTIFICATION OF ELECTION PURSUANT TO RULE 18f-1 UNDER THE
                        INVESTMENT COMPANY ACT OF 1940.
--------------------------------------------------------------------------------


       Heartland Group, Inc. - Heartland High-Yield Municipal Bond Fund

--------------------------------------------------------------------------------
                           Exact Name of Registrant


                           NOTIFICATION OF ELECTION



     The undersigned registered open-end investment company hereby notifies the Securities and Exchange Commission that it elects to commit itself to pay in cash all redemptions by a shareholder of record as provided in Rule 18f-1 under the Investment Company Act of 1940. It is understood that this election is irrevocable while such Rule is in effect unless the Commission by order upon application permits the withdrawal of this Notification of Election.


                                   SIGNATURE


     Pursuant to the requirements of Rule 18f-1 under the Investment Company Act of 1940, the registrant has caused this notification of election to be duly executed on its behalf in the city of Milwaukee and the state of Wisconsin on the 26th day of April, 1999.



                                    /s/ Patrick J. Retzer
                                    -------------------------------------------
                                    Heartland Group, Inc. - Heartland Large Cap
                                    Value Fund


                                    By:  Patrick J. Retzer

                                         Vice President and Treasurer
                                         (Title)


Attest:  /s/ Lois J. Schmatzhagen
         ------------------------
         Lois J. Schmatzhagen
         (Name)

         Secretary
         (Title)

                                 FORM N-18F-1

                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549

--------------------------------------------------------------------------------
          NOTIFICATION OF ELECTION PURSUANT TO RULE 18f-1 UNDER THE
                        INVESTMENT COMPANY ACT OF 1940.
--------------------------------------------------------------------------------


           Heartland Group, Inc. - Heartland Wisconsin Tax Free Fund

--------------------------------------------------------------------------------
                           Exact Name of Registrant


                           NOTIFICATION OF ELECTION



     The undersigned registered open-end investment company hereby notifies the Securities and Exchange Commission that it elects to commit itself to pay in cash all redemptions by a shareholder of record as provided in Rule 18f-1 under the Investment Company Act of 1940. It is understood that this election is irrevocable while such Rule is in effect unless the Commission by order upon application permits the withdrawal of this Notification of Election.


                                   SIGNATURE


     Pursuant to the requirements of Rule 18f-1 under the Investment Company Act of 1940, the registrant has caused this notification of election to be duly executed on its behalf in the city of Milwaukee and the state of Wisconsin on the 26th day of April, 1999.



                                    /s/ Patrick J. Retzer
                                    -------------------------------------------
                                    Heartland Group, Inc. - Heartland Large Cap
                                    Value Fund


                                    By:  Patrick J. Retzer

                                         Vice President and Treasurer
                                         (Title)


Attest:  /s/ Lois J. Schmatzhagen
         ------------------------
         Lois J. Schmatzhagen
         (Name)

         Secretary
         (Title)